Exhibit 10.21

TACTILE SYSTEMS TECHNOLOGY, INC.

Non-Employee Director Compensation Summary

Adopted:	10 December 2025
Effective:	Immediately prior to 2026 Annual Meeting of Stockholders

Each non-management director of Tactile Systems Technology, Inc. (the “Company”) will receive:

Director annual retainer: Annual retainer, payable in cash, of $50,000 per director except for the chairperson who shall receive $100,000. The annual retained will be payable in quarterly installments, in arrears, on the last business day of each calendar quarter.  A non-management director may elect to receive a grant of fully vested restricted stock units (RSUs) in lieu of each such annual retainer installment, with the grant date being the last business day of each calendar quarter and the number of RSUs equal to the amount of the annual retainer installment divided by the closing sale price for a share of the Company’s common stock on the Company’s principal stock exchange on the date of grant.  Each RSU will represent the right to receive one share of the Company’s common stock upon the earlier of the director’s separation from service as a director of the Company or the occurrence of a change in control of the Company.  Any election to receive RSUs in lieu of cash, and the settlement of such RSUs shall be made in accordance with the requirements of Section 409A of the Internal Revenue Code.

Committee membership annual retainers: Annual retainers, payable in cash, of:

Committee Chair	Annual Cash Fee
Audit	$20,000
Compensation and Organization	$15,000
Nominating and Corporate Governance	$ 10,000
Compliance and Reimbursement	$ 10,000

Non-Chair Committee Members	Annual Cash Fee
Audit	$10,000
Compensation and Organization	$7,500
Nominating and Corporate Governance	$5,000
Compliance and Reimbursement	$5,000

Annual RSU grants: An annual RSU grant on the date of each annual meeting of stockholders at which the director is elected to the board or continues to serve as a director, the number of RSUs calculated by dividing $165,000 by the closing sale price for a share of the Company’s common stock on the Company’s principal stock exchange on the date of grant. Each grant will vest in full on the earlier of one year after the date of grant or immediately prior to the start of the next year’s annual meeting of stockholders, provided the director remains a member of the board as of the vesting date.  RSUs shall be settled for an equal number of shares of the Company’s common stock. RSUs will be settled shortly after vesting dates and in any event no later than March 15 of the calendar year following the date of vesting.

Reimbursement of expenses: The Company shall reimburse directors for reasonable expenses incurred in connection with attending board and committee meetings.

Proration for appointment between annual meetings of stockholders: In the event a director is elected or appointed to the board or a committee on a date other than the annual meeting of stockholders, the director shall receive the cash retainer compensation and equity compensation awards set forth above pro rated based on the days subsequent to the most recent annual meeting and remaining dates to the one year anniversary of the most recent annual meeting.

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